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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITOR'S CONSENT


To the Board of Directors and Shareholders of GK Intelligent Systems, Inc.
Houston, Texas 77056


We hereby consent to the incorporation by reference in this Registration Statement of GK Intelligent Systems, Inc., on Form S-8, of our report dated April 17, 2003 (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of GK Intelligent Systems, Inc. for the year ended December 31, 2002, and to all references to our firm included in this Registration Statement.



/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
April 2, 2004